QuickLinks -- Click here to rapidly navigate through this document

Xcel Energy News Release

February 27, 2001	Xcel Energy Media Relations (612) 215-5300

Xcel Energy, AEP accept Innogy offer
to purchase Yorkshire Electric

    MINNEAPOLIS—Xcel Energy Inc. (NYSE: XEL) and American Electric Power Co. (NYSE: AEP) today signed a conditional agreement to sell 94.75 percent of Yorkshire Power Group Limited, the parent company of Yorkshire Electricity Group plc, to Innogy Holdings plc, a major integrated energy company in the United Kingdom.

    Xcel Energy and AEP each hold a 50 percent interest in Yorkshire, a UK retail electricity and gas supplier and electricity distributor.

    Under the terms of the agreement, Xcel Energy will receive $343 million and will retain 5.25 percent interest in Yorkshire in order to maintain compliance with pooling requirements associated with the August 2000 merger of Northern States Power Co. and New Century Energies (NCE) to form Xcel Energy. AEP will receive $383 million for its entire share of Yorkshire. Innogy assumes debt of approximately $2 billion, which corresponds to an enterprise value at approximately $2.7 billion for 100 percent of the enterprise.

    The sale to Innogy is conditional on approval of Innogy shareholders, which is expected by March 31. The sale is not conditional upon regulatory approval.

    Wayne Brunetti, president and chief executive officer of Xcel Energy, said his company's 1997 investment in Yorkshire by NCE-predecessor Public Service of Colorado, "was made to provide earnings growth and gain first-hand knowledge of the deregulated UK energy market." Yorkshire provides retail electricity and gas to 2 million customer accounts in England and Wales and distributes electricity to 2.1 million customers in the UK.

    "Yorkshire is an excellent distribution and supply company and we have gained a lot of experience; however, it no longer fits our strategy for earnings growth," Brunetti said. "We will continue to participate in the UK and European markets, but concentrate on growth through our non-regulated subsidiary, NRG Energy."

    Brunetti said Xcel Energy expects to replace this year's anticipated Yorkshire earnings contribution by using proceeds from the sale to pay down short-term debt, allowing Xcel Energy to indefinitely delay a planned equity issue. The sales transaction, together with Xcel Energy's continued interest in Yorkshire, is expected to be value neutral in relation to Xcel Energy's overall book investment.

    Fieldstone Private Capital advised Xcel Energy on the sale of its stake in Yorkshire.

    Xcel Energy is the 4th largest combination electric and natural gas utility in the U.S., with annual revenues of nearly $12 billion and operations in 12 Western and Midwestern states. Subsidiary NRG Energy is the 5th largest independent power producer in the world, with power production facilities in the UK and 14 other countries.

QuickLinks

Xcel Energy News Release